Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-3 of Ovintiv Inc. of our report dated February 23, 2026 relating to the financial statements and effectiveness of internal control over financial reporting of Ovintiv Inc., which appears in Ovintiv Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Calgary, Alberta

Canada

March 2, 2026

PricewaterhouseCoopers LLP

Suncor Energy Centre, 111 5th Avenue South West, Suite 2900, Calgary, Alberta, Canada T2P 5L3

T: +1 403 509 7500, F: +1 403 781 1825, Fax to mail: ca_calgary_main_fax@pwc.com, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.